Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear Revises Third Quarter Revenue Outlook

Carlsbad, California – October 4, 2010 – MaxLinear, Inc. (NYSE: MXL) today announced that it currently anticipates revenue for the quarter ended September 30, 2010 to be between $18.4 million and $18.6 million, compared with prior guidance between $20.0 million and $20.5 million. MaxLinear also announced that it expects gross margin percentage for the third quarter of 2010 to be modestly higher than originally forecast.

“Although we experienced quarter-over-quarter revenue growth, revenues in each of our consumer, cable, automotive, and mobile segments fell short of our beginning of the quarter estimates and our purchase order backlog at mid-quarter. As the quarter concluded, customers either reduced the amount of purchase orders within lead time or requested rescheduling of shipments. We believe that these shortfalls are related to the uncertainty in the current semiconductor market, leading us to revise our revenue guidance,” said Dr. Kishore Seendripu, president and CEO of MaxLinear.

Dr. Seendripu added: “While we fell short of our revenue forecast in the third quarter, we remain enthusiastic about our long-term growth prospects. We continue to focus on execution and the continued development of new products that will bring a unique advantage to our customers, addressing the increasing requirements for highly integrated, lower power and higher performance broadband radio-frequency and mixed-signal IC solutions.”

These financial results are preliminary and subject to MaxLinear’s customary quarterly closing and review procedures. No conference call will be held in conjunction with this press release.

MaxLinear will report its third quarter 2010 financial results and future outlook and hold its regularly scheduled conference call to discuss its results on Thursday, October 28, 2010.

Third Quarter Conference Call Details

Date:	October 28, 2010
Time:	1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time
Hosts:	Kishore Seendripu, CEO / Joe Campa, VP Finance and Treasurer
Dial in:	US toll free: 1- 877-941-8418 / US toll: 1-480- 629-9809
Access code:	4370650

Please join the conference call at least ten minutes early to ensure that your line is connected.

A replay of the conference call will be available until November 11, 2010 at www.investors.maxlinear.com or by dialing toll free 1-800-406-7325 or 1-303-590-3030 and referencing access code 4370650.

About MaxLinear, Inc.

MaxLinear, Inc. is a leading provider of radio-frequency and mixed-signal semiconductor solutions for broadband communication applications. MaxLinear’s high performance RF receiver products capture and process digital and analog broadband signals to be decoded for various applications. MaxLinear’s current products enable the display of broadband video in a wide range of electronic devices, including cable and terrestrial set top boxes, digital televisions, mobile handsets, personal computers, netbooks, and in-vehicle entertainment systems. MaxLinear is located in Carlsbad, California, and its address on the Internet is www.maxlinear.com.

MxL and the MaxLinear logo are trademarks of MaxLinear, Inc.

Cautionary Note About Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. Forward-looking statements provided in this press release include, among others, preliminary estimates of MaxLinear’s revenues and gross margin percentage for the third quarter of fiscal 2010 and statements concerning its current views of prospects and trends in its product markets. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by these forward-looking statements. In particular, MaxLinear’s revenues and operating results for the third quarter are preliminary. MaxLinear is in the process of closing its books, and its financial statements will be subject to review by MaxLinear’s finance organization and its independent registered public accounting firm. Actual reported third quarter 2010 revenue and gross margin percentage could vary significantly from MaxLinear’s current expectations based on actual or revised information, subsequent events, and other factors. In addition, MaxLinear’s revenues and operating results are subject to numerous risks and uncertainties relating to its business, and any estimates of future revenues or operating results are subject to assumptions concerning levels of business activity and expenses. Adverse macroeconomic conditions, reduced consumer spending, or reduced capital investment spending could each have an adverse impact on purchase decisions in MaxLinear’s target markets and adversely affect its future revenues and revenue growth, if any. As a result, forecasting future financial results is difficult if not impossible. Risks and uncertainties to which MaxLinear’s business and operating results are and will remain subject include, among others, uncertainties concerning how end user markets for its products will develop; the impact of macroeconomic trends on consumer and investment spending; its dependence on a limited number of customers for a substantial portion of revenues; its ability to continue to develop and introduce new and enhanced products on a timely basis; and potential decreases in average selling prices for its products. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in MaxLinear’s filings with the United States Securities and Exchange Commission, including risks and uncertainties identified in the Quarterly Report on Form 10-Q filed with the SEC in July 2010.

MaxLinear, Inc. Investor Relations Contact:

Suzanne Craig/Danielle Ginach

The Blueshirt Group

Tel: 415-217-4962 / 4964

Suzanne@blueshirtgroup.com / Danielle@blueshirtgroup.com

MaxLinear Inc. Corporate Contact:

Brendan Walsh

Vice President, Business Development

Tel: 760-692-0711, Extension 196